UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PATTERN ENERGY GROUP INC.

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SUPPLEMENT TO THE PROXY STATEMENT FOR

THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD MARCH 10, 2020

These additional definitive materials are being filed to update and supplement the proxy statement (the “proxy statement”) filed by Pattern Energy Group Inc. (“Pattern”) with the Securities and Exchange Commission (the “SEC”) as a definitive proxy statement on Schedule 14A, File No. 001-36087, on February 4, 2020 and mailed by Pattern to its stockholders commencing on February 5, 2020. The information contained on this Schedule 14A is incorporated by reference into the proxy statement. Terms used in these additional definitive materials, but not otherwise defined, shall have the meanings ascribed to such terms in the proxy statement.

The supplemental information contained in these additional definitive materials should be read in conjunction with the proxy statement, which should be read in its entirety. To the extent that information in these additional definitive materials differs from or updates information contained in the proxy statement, the information in these additional definitive materials shall supersede or supplement the information in the proxy statement. The information contained in this supplement speaks only as of March 3, 2020, unless the information specifically indicates that another date applies.

If you have not already submitted a proxy for use at the Pattern special meeting since the distribution of the proxy statement, you are urged to do so promptly. These additional definitive materials do not affect the validity of any proxy card or voting instructions that Pattern stockholders may have previously received or delivered following the distribution of the proxy statement. No action is required by any Pattern stockholder who has previously delivered a proxy or voting instructions following the distribution of the proxy statement and who does not wish to revoke or change that proxy or voting instructions.

Additional Information for Pattern Stockholders

The Board continues to recommend that you vote “FOR” the proposal to adopt the Merger Agreement and approve the Merger, “FOR” the compensation proposal and “FOR” the adjournment proposal. The transactions contemplated by the Merger Agreement are the result of a robust process led by the Special Committee comprised of independent members of the Board. While Pattern believes that it has provided appropriate disclosures regarding this process, it is providing additional information regarding the valuation of Pattern Energy Group 2 LP (“Pattern Development”) to ensure that stockholders can appreciate that the Merger provides full and fair value for Pattern.

In addition, while Pattern believes that the disclosures set forth in the proxy statement comply fully with applicable law, to moot plaintiffs’ disclosure claims in the Merger Litigations described below, to avoid nuisance, potential expense and delay and to provide additional information to our stockholders, Pattern has determined to voluntarily supplement the proxy statement with the below disclosures. Nothing in the below supplemental disclosure shall be deemed an admission of the legal necessity or materiality under applicable law of any of the disclosure set forth herein or in the proxy statement. To the contrary, Pattern denies all allegations in the Merger Litigations that any additional disclosure was or is required.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE MERGER

Background of the Merger

The fifth paragraph on page 39 of the proxy statement under the subsection entitled “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger — Background of the Merger” is amended and supplemented by adding the following bolded and underlined text:

On February 28, 2019, Pattern entered into a mutual confidentiality agreement with Party A (which also covered Company A), which included customary standstill provisions, in order to allow the parties to perform mutual due diligence based on confidential information. The confidentiality agreement with Party A did not contain “don’t ask, don’t waive” standstill provisions that would prevent Party A from making a superior proposal to the Board. None of the executed confidentiality agreements entered into by the Company as described below contained a “don’t ask, don’t waive” restriction.

Fairness Opinion of Evercore

Summary of Evercore’s Financial Analyses

The fifth paragraph on page 62 of the proxy statement under the subsection entitled “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger — Fairness Opinion of Evercore — Summary of Evercore’s Financial Analyses — Selected Public Company Trading Analysis” is amended and restated as follows:

The individual multiples for each of the selected companies are in the table set forth below. In order to calculate the multiples below, Evercore relied on publicly available filings with the SEC and other regulatory agencies and equity research analyst estimates.

US YieldCos		2020E CAFD	2020E Dividend Yield	2020 Adjusted EBITDA
NextEra Energy Partners		17.7x	4.4%	11.4x
TerraForm Power		16.0x	5.1%	11.4x
Clearway Energy		12.7x	4.8%	9.5x
	Mean:	15.5x	4.7%	10.7x
	Median:	16.0x	4.8%	11.4x

Canadian		2020E CAFD	2020E Dividend Yield	2020 Adjusted EBITDA
Brookfield Renewable		19.8x	5.0%	15.4x
Northland Power		11.6x	4.7%	9.5x
TransAlta Renewables		12.9x	6.6%	10.3x
Innergex Renewable		17.4x	4.3%	13.2x
	Mean:	15.4x	5.2%	12.1x
	Median:	15.1x	4.9%	11.8x

International		2020E CAFD	2020E Dividend Yield	2020 Adjusted EBITDA
Atlantica Yield		11.1x	7.1%	7.8x

The second paragraph on page 63 of the proxy statement under the subsection entitled “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger — Fairness Opinion of Evercore — Summary of Evercore’s Financial Analyses — Selected Public Company Trading Analysis” is amended and supplemented by adding the following bolded and underlined text:

Evercore applied a CAFD multiple reference range of 11.5x to 13.5x based on its professional judgment and experience to Pattern’s 2020E CAFD per share (as provided in the Forecasts). This analysis indicated a range of implied equity values per share of Company Common Stock of $23.84 to $27.98, compared to the Merger Consideration of $26.75 per share of Company Common Stock.

The third paragraph on page 63 of the proxy statement under the subsection entitled “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger — Fairness Opinion of Evercore — Summary of Evercore’s Financial Analyses — Selected Public Company Trading Analysis” is amended and supplemented by adding the following bolded and underlined text:

Evercore applied a dividend yield reference range of 7.25% to 6.25% based on its professional judgment and experience to Pattern’s estimated dividend of $1.70 per share for fiscal year 2020 (as provided in the Forecasts). This analysis indicated a range of implied equity values per share of Company Common Stock of $23.45 to $27.20, compared to the Merger Consideration of $26.75 per share of Company Common Stock.

The fourth paragraph on page 63 of the proxy statement under the subsection entitled “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger — Fairness Opinion of Evercore — Summary of Evercore’s Financial Analyses — Selected Public Company Trading Analysis” is amended and restated by deleting the following strikethrough text and adding the following bolded and underlined text:

Evercore applied a TEV/Adjusted EBITDA multiple reference range of 10.5x to 12.0x based on its professional judgment and experience to Pattern’s 2020E Adjusted EBITDA (as set forth in the Forecasts). Evercore calculated per share prices by (A) taking this range of implied enterprise values, less Pattern’s estimated net debt of $3,419 million as of November 1, 2019 (calculated as total proportionate debt (calculated based on the portion of project company-level debt of each project company owned by Pattern) less cash and cash equivalents of $28 million~~, each as set forth in the Forecasts~~) as of November 1, 2019, in each case as set forth in the Forecasts, plus an implied value for Pattern’s ownership in Pattern Development and (B) dividing the result by 98.452 million ~~the number of~~ fully diluted shares of Company Common Stock as of November 1, 2019 as set forth in the Forecasts. In arriving at the implied value of Pattern’s ownership in Pattern Development, Evercore discounted to present value the Pattern Development distributions (net of contributions and preferred interest) for 2019 to 2027 provided in the Forecasts using a discount rate of 12.5% to 17.5%, based on an estimate of returns expected by Pattern and other investors as publicly available, for development assets of similar nature. This analysis indicated a range of implied equity values per share of Company Common Stock of $17.53 to $25.24, compared to the Merger Consideration of $26.75 per share of Company Common Stock.

The disclosure in the section entitled “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger — Fairness Opinion of Evercore — Summary of Evercore’s Financial Analyses — Selected Transactions Analysis” is supplemented by providing the following additional disclosure at the end of the second paragraph on page 64 of the proxy statement.

The CAFD Multiple and the Adjusted EBITDA Multiple observed by Evercore for each of the selected transactions is set forth in the table below. “NA” means that not enough information was publicly available to calculate the relevant multiples.

Company Name	Acquiror	CAFD Multiple	Adjusted EBITDA Multiple
AltaGas DG Solar Generation Platform	TerraForm Power Inc.	NA	NA
Sempra Renewables LLC	American Electric Power	NA	NA
Solar / Wind Renewables Portfolio	Ullico	NA	NA
Sempra Energy Solar Portfolio Solar	Con Edison	NA	NA
Enbridge’s Renewable Portfolio (49% Stake)	Canada Pension Plan Investment Board	NA	10.5x
Clearway Energy (46% Economic Stake)	Global Infrastructure Partners	11.1x	10.1x
Saeta Yield	TerraForm Power Inc.	NA	11.6x
8point3 Energy	Capital Dynamics	8.7x	13.6x
Atlantica Yield (41.5% stake)	Algonquin	12.5x	9.6x
Alterra Power Corp.	Innergex	NA	14.8x
Ormat Technologies (22.1% stake)	ORIX Corporation	NA	10.2x
ExGen Renewables Partners (49% stake)	John Hancock Life Insurance	NA	NA
TerraForm Power Inc.	Brookfield Renewable Partners LP	14.4x	10.9x

The first paragraph on page 65 of the proxy statement under the subsection entitled “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger — Fairness Opinion of Evercore — Summary of Evercore’s Financial Analyses — Selected Transactions Analysis” is amended and restated by deleting the following strikethrough text and adding the following bolded and underlined text:

Evercore selected a reference range of Adjusted EBITDA Multiples of 10.0x to 11.5x based on the multiples it derived from the selected transactions and based on its professional judgment and experience, and applied this range of multiples to Pattern’s 2020E Adjusted EBITDA (as set forth in the Forecasts). Evercore calculated per share prices by (A) taking this range of implied enterprise values, plus an assumed value for Pattern’s ownership in Pattern Development, less Pattern’s estimated net debt (calculated as total proportionate debt (calculated based on the portion of project company-level debt of each project company owned by Pattern) less cash and cash equivalents, in each case, as set forth in the Forecasts) as of November 1, 2019 and (B) dividing by 98.452 million ~~the number of~~ fully diluted shares of Company Common Stock as of November 1, 2019 as set forth in the Forecasts. In arriving at the implied value of Pattern’s ownership in Pattern Development, Evercore discounted to present value the Pattern Development distributions (net of contributions and preferred interest) for 2019 to 2027 provided in the Forecasts using a discount rate of 12.5% to 17.5%, based on an estimate of returns expected by Pattern and other investors as publicly available, for development assets of similar nature. This analysis indicated a range of implied equity values per share of Company Common Stock of $15.20 to $22.91, compared to the Merger Consideration of $26.75 per share of Company Common Stock.

The fourth paragraph on page 65 of the proxy statement under the subsection entitled “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger — Fairness Opinion of Evercore — Summary of Evercore’s Financial Analyses — Discounted Cash Flow Analysis” is amended and supplemented by adding the following bolded and underlined text:

Evercore calculated terminal values for Pattern (excluding Pattern Development) by (1) applying a range of multiples of estimated CAFD of 11.5x to 13.5x, which range was selected based on Evercore’s professional judgment and experience, to a next 12-month terminal year estimate of the CAFD of Pattern assuming the 2024 CAFD, excluding Pattern Development distributions, based on the model provided by management and (2) applying perpetuity growth rates of (1.00)% to 1.00%, which range was selected based on Evercore’s professional judgment and experience, to a terminal year estimate of the standalone, levered, after-tax free cash flows to equity that Pattern calculated by taking the 2023 after-tax cash flows to equity and excluding any revolver paydown. The midpoint of the resulting terminal values was $2,689 million (based on a CAFD multiple of 12.5x) and $2,536 million (based on a perpetual growth rate of 0%), respectively. The after-tax cash flows to equity and terminal values of Pattern (excluding Pattern Development) in each case were then discounted to present value as of November 1, 2019 using discount rates ranging from 7.5% to 9.5%, which were based on an estimate of Pattern’s cost of equity. Pattern Development distributions were discounted to present value by Evercore using a discount rate of 12.5% to 17.5%, based on an estimate of returns expected by Pattern and other investors as publicly available, for development assets of similar nature.

The second paragraph on page 66 of the proxy statement under the subsection entitled “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger — Fairness Opinion of Evercore — Summary of Evercore’s Financial Analyses — Other Factors” is amended and supplemented by adding the following bolded and underlined text:

Evercore also noted certain other factors, which were not considered material to its financial analyses with respect to its opinion, but were referenced for informational purposes only, including, among other things, the following:

•

Last 52-Week Trading Range. Evercore reviewed historical trading prices of shares of Company Common Stock during the 12-month period ended November 1, 2019, noting that the low and high closing prices during such period ranged from $17.52 to $28.28 per share of Company Common Stock, respectively.

•

Equity Research Analyst Price Targets. Evercore reviewed selected public market trading price targets published by FactSet and Bloomberg as of November 1, 2019 for the shares of Company Common Stock prepared and published by equity research analysts that were publicly available as of November 1, 2019, the last full trading day prior to the delivery by Evercore of its opinion to the Special Committee. These price targets reflect analysts’ estimates of the future public market trading price of the shares of Company Common Stock at the time the price target was published. As of November 1, 2019, the range of selected equity research analyst price targets per share of Company Common Stock was $21.50 to $28.00. Public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the shares of Company Common Stock and these target prices and the analysts’ earnings estimates on which they were based are subject to risk and uncertainties, including factors affecting the financial performance of Pattern and future general industry and market conditions.

Forecasts

The subsection entitled “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger — Forecasts” is amended and supplemented by inserting the following paragraph immediately before the fourth paragraph on page 69 of the proxy statement.

The Company also provided total free cash flow projections of 100% ownership of Pattern Development from 2020 to 2027, as set forth in the table below (in millions of dollars).

	2020	2021	2022	2023	2024	2025	2026	2027(2)
Free Cash Flow(1)	$50	$287	$187	$448	$400	$299	$123	$752
(1) Projections by Pattern Development management as of October 2019. (2) Assumes a final sale and liquidation of all of Pattern Development’s remaining projects and assets.

Immediately before the subsection entitled “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger — Interests of Our Directors and Executive Officers in the Merger” on page 69 of the proxy statement insert the following new subsection:

Information Regarding Pattern Development and Contribution Agreement

The effective value of Pattern Development (as of the signing of the Merger Agreement) was $1.06 billion, based on CPPIB’s contribution of its interest of Pattern acquired under the Merger Agreement to the joint venture that will own Pattern and Pattern Development following the closing of the Merger.

Pattern holds a 29% ownership interest in Pattern Development. Pattern Development is a leading developer of renewable energy projects focusing on wind, solar, storage and transmission with core markets in the United States, Canada, Mexico and Japan. Pattern Development has a pipeline of more than 10 GW of development projects, some of which are early-stage. The renewable energy development business is complex, bespoke and subject to individual project risks. Project development involves material opportunity and risk and could result in loss of invested capital without any return.

The invested capital by Pattern in Pattern Development as of December 31, 2019 was $190 million, and the total capital invested in Pattern Development as of December 31, 2019 was $650 million. Based on the effective value of $1.06 billion of Pattern Development, the invested capital multiple to be paid by CPPIB in its proposed acquisition of Pattern Development is 1.63x. The proposed 1.63x invested capital multiple compares to management’s publicly stated investment target of a 2.0x invested capital multiple over the life of the investment. The lower multiple reflects the early stage and higher risk of the projects currently in the Pattern Development pipeline.

Interests of Our Directors and Executive Officers in the Merger

The sixth paragraph on page 70 of the proxy statement under the subsection entitled “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger — Interests of Our Directors and Executive Officers in the Merger — Treatment of Pattern Equity Awards — Payments with Respect to Equity Awards” is amended and supplemented by deleting the following strikethrough text and adding the following bolded and underlined text:

~~The~~ As previously disclosed, the amounts described with respect to each Company Option, Company Restricted Share, Company Performance Share and Company RSU will be paid at the Effective Time, except that the amounts described with respect to each Company RSU that has been validly deferred or is otherwise subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), will be paid at the earliest time permitted under Section 409A of the Code. For the Company RSUs granted to non-employee directors, such date would have been January 1, 2021. In order to pay such amounts to the non-employee directors at the same time as payments to employees (other than the named executive officers and two other executive officers, who will be rolling over their awards) and avoid an administrative burden, CPPIB consented to the Company terminating the deferral feature of the Company RSUs granted to directors and such payments will be paid at the Effective Time along with all such other Company equity award payments.

Litigation Relating to the Merger

The last paragraph on page 21 of the proxy statement under the section entitled “Summary — Litigation Relating to the Merger (see page 96)” and the second paragraph on page 96 of the proxy statement under the subsection entitled “Proposal 1: Adoption of the Merger Agreement and Approval of the Merger — Litigation Relating to the Merger” is amended and supplemented by deleting the following strikethrough text and adding the following bolded and underlined text:

Several complaints related to the Merger have been filed ~~to date~~ through March 3, 2020. The complaints are captioned: Stephen Donnell v. Pattern Energy Group Inc. et al., Case No. 1:19-cv-11680, which was filed by a purported Pattern stockholder in the United States District Court for the Southern District of New York on December 20, 2019; Richard Baum v. Pattern Energy Group Inc. et al., Case No. 1:19-cv-02360~~-UNA,~~ which was filed on behalf of a putative class of Pattern’s public stockholders in the United States District Court for the District of Delaware on December 27, 2019; Phillip Krieger v. Pattern Energy Group Inc. et al., Case No. 3:19-cv-08437, which was filed on behalf of a putative class of Pattern’s public stockholders in the United States District Court for the Northern District of California on December 27, 2019; John Thompson v. Pattern Energy Group Inc. et al., Case No. 1:19-cv-02369~~-UNA~~, which was filed on behalf of a putative class of Pattern’s public stockholders in the United States District Court for the District of Delaware on December 30, 2019; David Frieman v. Pattern Energy Group Inc. et al., Case No. 1:20-cv-00171, which was filed by a purported Pattern stockholder in the United States District Court for the Southern District of New York on January 8, 2020; Phil Burge v. Pattern Energy Group Inc. et al., Case No. 1:20-cv-00213, which was filed by a purported Pattern stockholder in the United States District Court for the Eastern District of New York on January 10, 2020; Stephen Bushansky v. Pattern Energy Group Inc. et al., Case No. 3:20-cv-00401, which was filed by a purported Pattern stockholder in the United States District Court for the Northern District of California on January 21, 2020; ~~and~~ Timothy Wilhelmson v. Pattern Energy Group Inc.~~,~~ et al., No. 3:20-cv-0797, which was filed by a purported Pattern stockholder in the United States District Court for the Northern District of California on February 3, 2020; and The Arbitrage Fund, et al. v. Pattern Energy Group Inc. et al., No. 1:20-cv-00275, which was filed on behalf of a putative class of Pattern’s public stockholders in the United States District Court for the District of Delaware on February 25, 2020 (collectively the “Merger Litigations”). The Merger Litigations generally name as defendants Pattern, as well as certain of its officers and directors. The Baum complaint also asserts claims against CPPIB~~.~~, and The Arbitrage Fund complaint also asserts claims against Pattern Development. The Merger Litigations generally allege that defendants violated federal securities laws by failing to disclose material information in the ~~version of its~~ preliminary proxy statement filed with the SEC on December 13, 2019 or the definitive proxy statement filed with the SEC on February 4, 2020. ~~Each of~~ Certain of the Merger Litigations ~~seeks~~ seek~~, among other things,~~ to enjoin the Merger, and each seeks, among other things, to recover damages, as well as an award of the plaintiffs’ attorneys’ fees and costs of the litigation. Pattern believes that the claims asserted are wholly without merit.

THE MERGER AGREEMENT

Merger Consideration

The second paragraph on page 108 of the proxy statement under the subsection entitled “The Merger Agreement — Merger Consideration — Outstanding Equity Awards — Payments with Respect to Equity Awards” is amended and supplemented by deleting the following strikethrough text and adding the following bolded and underlined text:

~~The~~ As previously disclosed, the amounts described with respect to each Company Option, Company Restricted Share, Company Performance Share and Company RSU will be paid at the Effective Time, except that the amounts described with respect to each Company RSU that has been validly deferred or is otherwise subject to Section 409A of the Code, will be paid at the earliest time permitted under Section 409A of the Code. For the Company RSUs granted to non-employee directors, such date would have been January 1, 2021. In order to pay such amounts to the non-employee directors at the same time as payments to employees (other than the named executive officers and two other executive officers, who will be rolling over their awards) and avoid an administrative burden, CPPIB consented to the Company terminating the deferral feature of the Company RSUs granted to directors and such payments will be paid at the Effective Time along with all such other Company equity award payments.

—END OF SUPPLEMENT TO DEFINITIVE PROXY STATEMENT—

Important Additional Information and Where to Find It

In connection with the proposed transaction, the Company has filed a definitive proxy statement with the SEC and Canadian securities regulatory authorities and mailed the definitive proxy statement and proxy card to each stockholder entitled to vote at the special meeting relating to the proposed Merger. STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT THE COMPANY HAS FILED AND MAY FILE WITH THE SEC AND CANADIAN SECURITIES REGULATORY AUTHORITIES WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Stockholders and investors are able to obtain free copies of the proxy statement and other relevant materials (when they become available) and other documents filed by the Company at the SEC’s website at www.sec.gov and the website of the Canadian securities regulatory authorities at www.sedar.com. Copies of the proxy statement and the filings incorporated by reference therein may also be obtained, without charge, by contacting the Company’s Investor Relations department at ir@patternenergy.com or (416) 526-1563. This supplement to the definitive proxy statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of Canadian securities laws. Such statements include statements concerning anticipated future events and expectations that are not historical facts. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “plan,” “predict,” “project,” “forecast,” “guidance,” “goal,” “objective,” “prospects,” “possible” or “potential,” by future conditional verbs such as “assume,” “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions or the negative thereof. Actual results may vary materially from those expressed or implied by forward-looking statements based on a number of factors related to the pending acquisition of the Company, including, without limitation, (1) risks related to the consummation of the Merger, including the risks that (a) the Merger may not be consummated within the anticipated time period, or at all, (b) the parties may fail to obtain shareholder approval of the Merger Agreement, and (c) other conditions to the consummation of the Merger under the Merger Agreement may not be satisfied; (2) the effects that any termination of the Merger Agreement may have on the Company or its business, including the risks that (a) the price of the Company’s common stock may decline significantly if the Merger is not completed, (b) the Merger Agreement may be terminated in circumstances requiring the Company to pay Parent a termination fee, or (c) the circumstances of the termination, including the possible imposition of a 12-month tail period during which the termination fee could be payable upon certain subsequent transactions, may have a chilling effect on alternatives to the Merger; (3) the effects that the announcement or pendency of the Merger may have on the Company and its business, including the risks that as a result (a) the Company’s business, operating results or stock price may suffer, (b) the Company’s current plans and operations may be disrupted, (c) the Company’s ability to retain or recruit key employees may be adversely affected, (d) the Company’s business relationships (including with suppliers, off-takers, and business partners) may be adversely affected, (e) the Company is not able to access the debt or equity markets on favorable terms, or at all, or (f) the Company’s management’s or employees’ attention may be diverted from other important matters; (4) the effect of limitations that the Merger Agreement places on the Company’s ability to operate its business or engage in alternative transactions; (5) the nature, cost and outcome of pending and future litigation and other legal proceedings, including any such proceedings related to the Merger and instituted against the Company and others; (6) the risk that the Merger and related transactions may involve unexpected costs, liabilities or delays; (7) the Company’s ability to continue paying a quarterly dividend; and (8) other economic, business, competitive, legal, regulatory, and/or tax factors under the heading “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as updated or supplemented by subsequent reports that the Company has filed or files with the U.S. Securities and Exchange Commission (“SEC”) and Canadian securities regulatory authorities. Potential investors, stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company does not assume any obligation to publicly update any forward-looking statement after it is made, whether as a result of new information, future events or otherwise, except as required by law.

Participants in Solicitation

The Company and its directors, executive officers and certain employees, may be deemed, under SEC rules and applicable rules in Canada, to be participants in the solicitation of proxies in respect of the Merger. Information regarding the Company’s directors and executive officers is available in its annual proxy statement and definitive proxy statement related to the proposed transaction filed with the SEC and Canadian securities regulatory authorities on April 23, 2019 and February 4, 2020, respectively. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is also contained in the definitive proxy statement and other relevant materials filed with the SEC and Canadian securities regulatory authorities. These documents can be obtained free of charge from the Company from the sources indicated above.